[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

SIXTH AMENDED AND RESTATED
TECHNOLOGY LICENSE AND ESCROW AGREEMENT

This Sixth Amended and Restated Technology License and Escrow Agreement (“License”), effective as of May 15, 2017 (the “Effective Date”), is made by and between Cesca Therapeutics Inc., a Delaware corporation (together with its Affiliates, including ThermoGenesis Corp., a Delaware corporation and wholly owned subsidiary of Cesca, “Cesca”), and Cbr Systems, Inc., a Delaware corporation (“CBR”).

BACKGROUND

A.

Cesca and CBR entered into a Product Development and Supply Assurances Agreement dated August 14, 2006 (the “Original Product Agreement”), under which Cesca agreed to develop and manufacture a new AXP disposable and to assure the supply and availability of the AXP System and Processing Sets.

B.

The parties entered into a Technology License and Escrow Agreement dated June 15, 2010, as amended by the First Amendment dated February 6, 2013, the Extension Addendum dated July 26, 2013; the Extension Addendum dated October 30, 2013, the Fourth Amended and Restated Technology License and Escrow Agreement dated December 31, 2013 and the Fifth Amended and Restated Technology License and Escrow Agreement dated September 30, 2015 (as amended, the “License and Escrow Agreement”) to license and make available to CBR certain technical information for the limited purpose of allowing CBR to manufacture certain products being sold to CBR. This License amends and restates the License and Escrow Agreement.

C.

The Parties entered into a Sale and Purchase Agreement effective December 31, 2013 (the “Sale and Purchase Agreement”), under which Cesca agreed to sell, and CBR agreed to purchase the Products (as defined therein). The Sale and Purchase Agreement superseded the Original Product Agreement in its entirety. Concurrently with the execution of this License, the Parties are entering into a new Manufacturing and Supply Agreement (“Manufacturing and Supply Agreement”) pursuant to which Cesca agrees to sell, and CBR agrees to purchase the Products (as defined therein), which agreement supersedes and replaces the Sale and Purchase Agreement in its entirety.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

NOW, THEREFORE, the parties agree as follows:

1)	Escrow Deposit.

a)     Initial Deposit.      Cesca confirms that it has deposited, and will maintain in and continue to deposit for the duration of the Manufacturing and Supply Agreement, with Iron Mountain Intellectual Property Management, Inc. (“Iron Mountain”) a complete description of all of the information and know-how that is necessary or useful for the manufacture of the Products (as updated from time to time, the “Deposit Materials”), including but not limited to:

i)

Technical information, vendor lists, costing documents, engineering drawings, manufacturing and assembly SOPS, and related information, including that contained in the currently approved and released Cesca Device Master Record (“DMR”, as defined in 21 CFR 820.181),

ii)	A copy of the 510(k) as originally submitted to the United States Food and Drug Administration (“FDA”),

iii)	A complete FOI copy of the 510(k) requested by the seller (copies requested by 510(k) owners are not redacted),

iv)	Copies of all correspondence to and from the FDA concerning the 510(k) during the FDA review process,

v)	Copies of all change orders for changes made to the device since FDA cleared the device,

vi)	Copies of all letters to file and completed safety and effectiveness assessments including FDA decision tree assessment forms for each change, and

vii)	A copy of the Design History File.

Cesca and CBR have selected Iron Mountain to serve as the escrow company pursuant to the terms of the Three Party Master Beneficiary Escrow Service Agreement by and among Cesca, CBR and Iron Mountain (“Escrow Agreement”), a copy of which agreement is attached as Exhibit A. Cesca has determined the exact materials that need to be deposited into escrow (“Deposit Materials”). Cesca has provided a duly-executed officer’s certificate certifying that the Deposit Materials contain all the information and know-how necessary or useful to manufacture the Products. Representatives of CBR shall be entitled from time to time to verify the completeness of the deposit materials, pursuant to the terms of the Escrow Agreement, but shall not be entitled to copy the Deposit Materials.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

b)

Supplemental Deposits. Cesca agrees to supplement the Deposit Materials at least once in each six (6) month period from the Effective Date hereof to incorporate any additions to or modifications of the information and know-how necessary or useful to manufacture the Products. At the time of deposit of such a supplement, Cesca shall provide to CBR an updated officer’s certificate as provided in paragraph 1(a) above. The supplement and all previous deposits shall be available for verification by CBR as provided in paragraph 1(a) above.

2)

Assistance. In the event of a Default (as defined below) by Cesca, Cesca hereby agrees that, within two (2) weeks of receipt by Cesca of a written request from CBR, Cesca will, and will cause its Affiliates to, begin providing to CBR all reasonable technical assistance and assistance with all vendors, suppliers, contractors and subcontractors of Cesca and its Affiliates that is required or useful to enable CBR to manufacture or have manufactured the Products. Such assistance will continue until Cesca is notified in writing by CBR that assistance is no longer required.

3)

Right to Purchase Product. In the event of a Default by Cesca, Cesca agrees that CBR has the right to purchase Products, and any and all components thereof or raw materials therefore, from any and all manufacturers and sub-manufacturers and retailers of Products and all suppliers, contractors, subcontractors and other vendors of Cesca for the later of [*] (the “Right to Purchase Window”). [*]. [*]. This Section 3 expressly supersedes any restriction in the Manufacturing and Supply Agreement that limits CBR’s right to purchase the Products from a party other than Cesca. Cesca agrees to support this purchase and provide any information or assistance reasonably required to give effect to this Section 3.

4)

Escrow Agreement. Cesca and CBR have entered into the Escrow Agreement with Iron Mountain to serve as the escrow holder of the Deposit Materials, to provide certain verification services and to release the Deposit Materials to CBR in the event that Cesca commits a Default.

5)	Definitions.

a)

Capitalized terms used herein shall have the meanings set forth in this Article 5, provided that terms used but not otherwise defined herein shall have the meanings ascribed to them in the Manufacturing and Supply Agreement.

i)

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ii)

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

iii)

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

b)	Each of the following events or conditions shall constitute a “Default”:

i)

Cesca’s and ThermoGenesis’s aggregate cash balance and short-term investments net of debt or borrowed funds that are payable within one year is less than Two Million Dollars ($2,000,000) at any month end, as confirmed by Cesca management within 20 days following any month end, unless Cesca cures such default within thirty (30) days of the end of such month; or

ii)

Cesca shall commence any case, proceeding or other action (x) under any existing or future Requirement of Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Cesca shall make a general assignment for the benefit of its creditors; or

iii)

There shall be commenced against Cesca any case, proceeding or other action of a nature referred to in clause 5(b)(ii) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or

iv)     Cesca shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due and payable.

v)

(A) Cesca notifies CBR of a shortfall in its delivery of Products pursuant to the Manufacturing and Supply Agreement and fails to deliver the Products within [*] of the delivery date requested by CBR, or (B) Cesca notifies CBR of, or CBR identifies, a shortfall in Cesca’s Safety Stock obligation pursuant to the Manufacturing and Supply Agreement, and Cesca fails to establish the required Safety Stock level within [*] of such notice or determination of a shortfall.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

c)	Procedure in Case of Default or Material Breach.

i)

Default. Cesca shall immediately inform CBR of any Default, and CBR may immediately thereafter request release of the escrow materials. In the event that CBR believes that Cesca is in Default, CBR shall provide written notice to Cesca of such Default. If the Default cannot be cured within the time frames set forth in Section 5(b), if any, CBR may immediately thereafter request release of the Deposit Materials. If Cesca disputes that a Default has occurred under condition (iv) or (v), Cesca may request binding arbitration pursuant to subsection (d) on the single issue of whether a Default has occurred. For the avoidance of doubt, determination of a Default under conditions (i) – (iii) will be final and not subject to arbitration.

ii)

Material Breach. If either party believes that the other party is in material breach of this License, the non-breaching party shall provide written notice to the breaching party and the breaching party shall have [*] to cure such breach. Either party may thereafter request binding arbitration pursuant to subsection (c) to determine whether such breach has been cured.

d)

Arbitration Process. If either party requests arbitration pursuant to Section 5(c), it shall be submitted to binding arbitration with Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The issue shall be determined by arbitration in San Mateo County, California before one arbitrator. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The decision of JAMS shall be rendered within thirty (30) days after the request for arbitration. If the arbitrator decides that CBR is entitled to a release of the Deposit Materials to CBR, the Deposit Materials shall be released to CBR immediately.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6)

Grant of Non-Exclusive License. Cesca hereby grants to CBR a royalty-free, non-exclusive license during the Term to all intellectual property rights, technical information, and know-how necessary or useful to manufacture or have the Products manufactured by CBR or any manufacturers or sub-manufacturers or any suppliers, contractors, subcontractors and/or other vendors of Cesca for the sole and limited purpose of manufacturing and supplying the Products for use by CBR. This license includes all and any additions to or modifications of the technical information and know-how necessary or useful to manufacture or have manufactured the Products through the date of any release from Escrow. This license shall be non-transferable (other than in connection with a change of control of CBR or Cesca, or to an Affiliate of CBR), provided that CBR may grant a sublicense to any party to manufacture the Products and sell them to CBR, which sublicense shall be non-transferable and non-sublicensable, except in connection with the manufacture of Products for CBR.

7)

Covenant Not to Exercise License Rights; Limitations. Notwithstanding the license granted to CBR and CBR’s absolute right to exercise its license rights under Section 6 of this License, to use the intellectual property rights, technical information, and know-how required to have the Products manufactured for use by CBR, CBR agrees that it will forbear from using the Deposit Materials until the Deposit Materials are released to CBR as provided in paragraph 5 above.

8)

Covenant Not to Interfere with Contractual Relations. Cesca covenants that it has no arrangements, and shall create no arrangements, that would interfere with, hinder or impede the ability of its vendors, suppliers, contractors or subcontractors to work with and/or provide Products to CBR in the event of the occurrence of a Default.

9)

Inspection and Audit Rights. Each party shall have the right to access, during normal working hours and upon reasonable advance notice to the other party, the premises (including manufacturing operations used in production of the Products) and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records and accounts, to confirm the other Party’s compliance with the requirements of and performance under this Agreement, provided that (i) any third party acting on a party’s behalf shall sign a confidentiality agreement acceptable to the other party, and (ii) such audit or inspection shall occur no more than annually; provided that such audit or inspection shall be permitted more frequently for “cause.” Each party agrees to reasonably cooperate with the other party in connection with any such audit or inspections. Any such audit or inspection shall be at the inspecting party’s sole cost and expense, other than any audit conducted for “cause” that was due to the other party’s negligence or misconduct.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10)	Term and Termination.

a)	Term. This License shall remain in effect until the expiration or termination of the Manufacturing and Supply Agreement (the “Term”).

b)

Results of Termination. Upon the expiration or earlier termination of this License, (i) if all Right to Purchase Windows have ended, Deposit Materials shall be returned to Cesca, or (ii) if any Right to Purchase Window has not ended, the license granted in Section 6 of the Agreement, including CBR’s right to use the Deposit Materials, will survive the termination of this License until the end of the Right to Purchase Window, at which time Deposit Materials will be returned to Cesca.

11)

Bankruptcy. In the event Cesca seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this License, CBR hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this License.

12)	Notices.

If to Cesca:	Cesca Therapeutics Inc. 2711 Citrus Road Rancho Cordova, CA 95742 Attn: Chief Executive Officer

If to CBR:	Cbr Systems, Inc. 6550 S. Bay Colony Drive, Suite #160 Tucson, AZ 85706 Attn: Kristen Swingle

13)

Miscellaneous. The Miscellaneous provisions in Section 17 of the Manufacturing and Supply Agreement shall apply to this License and are incorporated herein by this reference. In the event of a conflict between this License and the Manufacturing and Supply Agreement, this License shall control.

[Signature page follows]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

The Parties have caused this License to be executed by their duly authorized representatives, effective as of the Effective Date.

Signed for and on behalf of:	Signed for and on behalf of:

CESCA THERAPEUTICS INC.	CBR SYSTEMS, INC.

By: /s/ Chris Xu	By: /s/ William K. Heiden

Name: Chris Xu	Name: William K. Heiden

Title: Interim CEO	Title: CEO

Date: 5-18-17

THERMOGENESIS CORP.

By: /s/ Vivian Liu

Name: Vivian Liu

Title: President Date: 5-26-17

EXHIBIT A to Sixth Amended and Restated Technology License and Escrow Agreement

Three-Party Escrow Service Agreement

Effective Date: July 30, 2010

Deposit Account Number: 38051

Parties: ThermoGenesis Corp., Cbr Systems, Inc, and Iron Mountain Intellectual Property Management, Inc.